Exhibit 99.1

Network Equipment Technologies Announces Stock Buy-Back Program

Fremont, CA February 27, 2008 – Network Equipment Technologies, Inc. (NYSE: NWK) today announced that its Board of Directors has approved a stock buy-back program authorizing NET to purchase up to $20 million of its common stock over the next two years.  The company may repurchase NET common stock in the open market at prevailing market prices or in privately negotiated transactions from time to time based upon market and business conditions.  The buy-back program may be suspended or discontinued at any time, and will be funded using the company’s available cash.  The company’s cash balance, including investments, was $161 million as of December 28, 2007.

About Network Equipment Technologies, Inc.
For nearly a quarter of a century, Network Equipment Technologies, Inc. (NYSE: NWK) has provided voice and data communications equipment for multi-service networks requiring high degrees of versatility, interoperability, security and performance. NET's broad family of products is purpose-built for mixed-service, multi-protocol networks; bandwidth-sensitive site communications; high-performance, security-sensitive transmissions; and converged communications. The company's NX Series for network exchange solutions and VX Series for voice exchange solutions enable interoperability and integration with existing networks for seamless migration to secure IP-based voice and data communications. In addition, Quintum, a subsidiary of NET, delivers VoIP access solutions that bring the reliability and voice clarity of public telephone networks to Internet telephony.

Contact for Information:
Network Equipment Technologies, Inc.
Leigh Salvo
(510) 647-8870
lsalvo@directir.com